As filed with the Securities and Exchange Commission on May 5, 2011

Registration No. 333-141591

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CAPITAL GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3180530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

76 Beaver Street, 14th Floor New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

Capital Gold Corporation 2006 Equity Incentive Plan

(Full title of the plans)

René Marion

President and Chief Executive Officer

Capital Gold Corporation

76 Beaver Street, 14th Floor

New York, New York

(212) 344-2785

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jeffrey D. Symons, Esq.

Jason K. Zachary, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-141591) filed by Capital Gold Corporation (the “Company”) with the Securities and Exchange Commission on March 27, 2007 (the “Registration Statement”) relating to 10,000,000 shares of the Company’s common stock, $.0001 par value. The Registration Statement registered the shares of common stock for issuance by the Company pursuant to the Capital Gold Corporation 2006 Equity Incentive Plan.

Effective as of April 8, 2011, pursuant to an Agreement and Plan of Merger, dated as of October 1, 2010, among Gammon Gold Inc. (the “Gammon Gold”), Capital Gold AcquireCo, Inc., a wholly-owned subsidiary of Gammon Gold, and the Company, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 29, 2010, as amended by Amendment No. 2 to the Agreement and Plan of Merger, dated as of March 9, 2011, and as amended by Amendment No. 3 to the Agreement and Plan of Merger, dated as of March 17, 2011 (collectively, the “Merger Agreement”), Gammon Gold acquired all of the issued and outstanding shares of common stock of the Company and, as a result of the transaction, the Company became a wholly-owned subsidiary of Gammon Gold. The Company’s common stock ceased trading on the NYSE Amex at the close of business on April 15, 2011. In connection with the merger, the Company filed a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 to terminate the registration of the Company’s common stock.

In connection with the closing of the merger, the Company has terminated all of its offerings of its common stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its common stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on May 5, 2011.

CAPITAL GOLD CORPORATION

By:	/S/ RENÉ MARION
Name: René Marion
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on May 5, 2011.

Signature	Title

/S/ RENÉ MARION René Marion	President, Chief Executive Officer and Director (principal executive officer)

/S/ SCOTT PERRY Scott Perry	Chief Financial Officer and Director (principal financial officer and principal accounting officer)